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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Dillard's Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DILLARD'S, INC.
PROXY STATEMENT

DILLARD'S, INC.
1600 CANTRELL ROAD
LITTLE ROCK, ARKANSAS 72201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DILLARD'S, INC.
1600 CANTRELL ROAD
LITTLE ROCK, ARKANSAS 72201

TO THE HOLDERS OF CLASS A AND CLASS B COMMON STOCK:

        Notice is hereby given that the 2013 Annual Meeting of Stockholders of Dillard's, Inc. (the "Company") will be held at the Company's Corporate Office, 1600 Cantrell Road, Little Rock, Arkansas on Saturday, May 18, 2013, at 9:30 a.m. CDT for the following purposes:

  1.
  To elect as directors the twelve nominees named in the attached Proxy Statement (four of whom are to be elected by Class A stockholders and eight of whom are to be elected by Class B stockholders).

  2.
  To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for fiscal 2013.

  3.
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        Details regarding the business to be conducted are more fully described in the accompanying Proxy Statement.

        The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 21, 2013, will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.

        We are very pleased to be utilizing once more the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that the e-proxy process expedites our stockholders' receipt of proxy materials, lowers the costs of distribution and reduces the environmental impact of our Annual Meeting.

        In accordance with this rule, we are sending stockholders of record at the close of business on March 21, 2013, a Notice of Internet Availability of Proxy Materials on or about April 5, 2013, which contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials, as well as in the Proxy Statement.

        Your participation in the meeting is earnestly solicited. Even if you expect to be present in person at the meeting, we encourage you to vote by proxy. We have provided three options for voting by Proxy for stockholders of record:

        Internet:    You may vote over the Internet at www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week. When you vote over the Internet, you should not return your proxy card.

        Telephone:    You may vote by telephone by calling the toll-free telephone number provided in your Notice of Internet Availability of Proxy Materials. When you vote by telephone, you should not return your proxy card.

        Mail:    You may vote by mail by simply signing, dating and mailing a proxy card if you requested and received one.

        If you own your shares in "street name," that is, through a brokerage account or in another nominee form, you are a beneficial owner and not a stockholder of record, and therefore must provide instructions to your broker or nominee as to how your shares held by them should be voted. Your ability to vote in person, by mail, through the internet or by telephone depends on the voting procedures of your bank or broker. Please follow the directions that your broker or nominee provides.

        The giving of a Proxy does not affect your right to revoke it later or vote your shares in person in the event you should attend the annual meeting.

By Order of the Board of Directors
DEAN L. WORLEY Vice President, General Counsel, Secretary

Little Rock, Arkansas
April 5, 2013

Important notice regarding the availability of proxy materials for the 2013 Annual Meeting of Stockholders to be held on May 18, 2013. The accompanying Proxy Statement and the Company's Annual Report on Form 10-K are available at http://investor.shareholder.com/dillards/annuals.cfm

DILLARD'S, INC.
1600 CANTRELL ROAD
LITTLE ROCK, ARKANSAS 72201
Telephone (501) 376-5200

April 5, 2013

PROXY STATEMENT

        The enclosed Proxy is solicited by and on behalf of the Board of Directors (the "Board") of Dillard's, Inc., a Delaware corporation (the "Company," "Dillard's," "we," "us," "our"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Saturday, May 18, 2013, at 9:30 a.m. CDT at the Company's Corporate Office, our principal executive offices, 1600 Cantrell Road, Little Rock, Arkansas, 72201, or at any adjournment or adjournments thereof.

        Any stockholder giving a Proxy has the power to revoke it at any time before it is voted either by written revocation delivered to the Secretary of the Company at our principal executive offices, by submitting a subsequent Proxy by mail, over the Internet or by telephone, or by attending the Annual Meeting and voting in person. Proxies solicited herein will be voted in accordance with any directions contained therein, unless the Proxy is received in such form or at such time as to render it ineligible to vote, or unless properly revoked. If no choice is specified by a stockholder in a returned proxy, the shares will be voted in accordance with the recommendations of the Board of Directors as described herein. These proxy materials, including the proxy statement and form of proxy, are first being made available or mailed to stockholders, as the case may be, on or about April 5, 2013.

        You may also obtain a copy of these proxy materials at http://investor.shareholder.com/dillards/annuals.cfm.

        If matters of business other than those described in this proxy statement properly come before the Annual Meeting, the persons named in the Proxy will vote in accordance with their best judgment on such matters. The Proxies solicited herein shall not confer any authority to vote at any meeting of stockholders other than the Annual Meeting to be held on May 18, 2013, or any adjournment or adjournments thereof.

        The cost of soliciting Proxies will be borne by the Company. The Company will reimburse brokers, custodians, nominees and other fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners of shares of the Company's common stock. In addition to solicitation by mail, certain officers and employees of the Company may solicit Proxies by telephone, fax, email or other electronic means, or in person. These persons will receive no compensation other than their regular salaries.

OUTSTANDING STOCK; VOTING RIGHTS;
VOTE REQUIRED FOR APPROVAL

        The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 21, 2013, will be entitled to notice of, and to vote at, the meeting. At that date, there were 42,596,149 shares of the Company's Class A Common Stock outstanding ("Class A Common Stock") and 4,010,929 shares of the Company's Class B Common Stock outstanding ("Class B Common Stock" and, together with Class A Common Stock, "Common Stock"). The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding as of the record date and entitled to vote at the Annual Meeting is required to establish a quorum at the Annual Meeting.

        If a quorum is established, each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote on the matters presented at the meeting for each share standing in such holder's name, except that the holders of Class A Common Stock are empowered as a class to elect one-third of the directors serving on the Company's Board of Directors and the holders of Class B Common Stock are empowered as a class to elect two-thirds of the directors serving on the Company's Board of Directors. Stockholders will not be allowed to vote for a greater number of nominees than those named in this Proxy Statement.

        In order to be elected, nominees for Director of each class must receive the affirmative vote of a majority of the shares of that respective class outstanding and eligible to vote in the election. Cumulative voting for Directors is not permitted. The vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and having voting power is required for the ratification of KPMG LLP as the Company's independent registered public accounting firm (Proposal No. 2).

        Abstentions will be counted for quorum purposes but will have the effect of a vote against each nominee in the election of directors (Proposal No. 1) and a vote against the proposal to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm (Proposal No. 2).

        Brokers holding shares for individual stockholders must vote according to specific instructions they receive from each such individual stockholder. If specific instructions are not received, in some cases brokers may vote these shares in their discretion. However, the New York Stock Exchange (the "NYSE") precludes brokers from exercising voting discretion on certain proposals designated under NYSE rules as being "non-routine" without specific instructions from the individual stockholder. This results in a "broker non-vote" on such a proposal. The election of directors (Proposal No. 1) is considered a non-routine matters under applicable NYSE rules. As such, a broker cannot vote for the election of directors without instructions from the individual stockholder and, therefore, an undetermined number of broker non-votes may occur with respect to the election of directors (Proposal No. 1). As with abstentions, broker non-votes will be counted for quorum purposes but will have the effect of a vote against the nominees in the election of directors (Proposal No. 1). The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2013 (Proposal No. 2) is considered a routine matter under applicable NYSE rules. Therefore, brokers will be permitted to vote the shares of individual stockholders who do not submit voting instructions for this proposal, and no broker non-votes will occur in connection with the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2013 (Proposal No. 2).

        All Proxies related to shares held of record as of March 21, 2013, other than those held through the Dillard's, Inc. Investment & Employee Stock Ownership Plan (the "401(k) Plan"), must be submitted in accordance with the instructions on the Notice of Internet Availability of Proxy Materials and received by no later than 11:59 p.m. Eastern Time on May 17, 2013, and no Proxy received after that date and time will be voted at the Annual Meeting. If a stockholder holds Company shares through the 401(k) Plan, such stockholder is entitled to instruct Evercore Trust Company, N.A., Trustee for the 401(k) Plan, on how to vote such shares, provided that his or her voting instructions are submitted in accordance with the instructions on the proxy card and received by no later than 11:59 p.m. Eastern Time on May 15, 2013 in order to allow sufficient time for votes within the 401(k) Plan to be tabulated by the Trustee.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

        The following table sets forth certain information regarding persons known to the Company to beneficially own at least 5 percent of a class of the Company's outstanding voting securities as of the close of business on March 21, 2013. Unless otherwise indicated, each such person has sole voting power and sole dispositive power over the shares indicated below.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature Of Beneficial Ownership		Percent Of Class(1)
Evercore Trust Company, N.A.	Class A	11,018,916	(2)	25.9%
55 East 52nd Street 36th Floor New York, NY 10055
Dimensional Fund Advisors LP	Class A	2,969,926	(3)	7.0%
Palisades West Building One 6300 Bee Cave Road Austin, TX 78746
W.D. Company, Inc.(4)	Class A	41,496		0.1%
1600 Cantrell Road Little Rock, Arkansas 72201	Class B	3,985,776		99.4%

(1)
At March 21, 2013, there were a total of 42,596,149 shares of the Company's Class A Common Stock and 4,010,929 shares of the Company's Class B Common Stock outstanding.

(2)
Based on information contained in Schedule 13G/A filed March 1, 2013 with the Securities and Exchange Commission. Evercore Trust Company, N.A. is the beneficial owner of these shares in its capacity as trustee of the Dillard's, Inc. Investment and Employee Stock Ownership Plan Stock Fund Trust. Evercore Trust Company, N.A. has no voting power and has shared dispositive power over these shares.

(3)
Based on information contained in Schedule 13G/A filed February 11, 2013 with the Securities and Exchange Commission. Dimensional Fund Advisors LP furnishes investment advice to investment companies registered under the Investment Company Act of 1940, and serves as investment manager to other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, "Dimensional") possess voting and/or investment power over the Company's securities that are owned by the Funds, but Dimensional may be deemed to be the beneficial owner of the shares of the Class A Common Stock held by the Funds. However, all the securities reported in the table above as beneficially owned by Dimensional are owned by the Funds. Dimensional disclaims beneficial ownership of all such securities.

(4)
William Dillard, II, Chairman and Chief Executive Officer of the Company, Alex Dillard, President of the Company, and Mike Dillard, Executive Vice President of the Company, are officers and directors of W.D. Company, Inc. and own 27.4%, 27.9% and 26.3%, respectively, of the outstanding voting stock of W.D. Company, Inc.

 SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth the number of shares of Class A and Class B Common Stock of the Company beneficially owned by each director, each director nominee, each of the named executive officers identified under the section titled "Executive Compensation" in this proxy statement and the directors and executive officers, as a group, as of March 21, 2013.

	Class A Shares			Class B Shares
Name of Beneficial Owner	Amount(1)		% of Class	Amount(1)		% of Class
Robert C. Connor	56,397	(2)	*	—		—
Alex Dillard(3)	1,430,799	(4)	3.4%	3,985,776	(4)	99.4%
Mike Dillard(3)	919,681	(4)	2.2%	3,985,776	(4)	99.4%
William Dillard, II(3)	1,078,347	(4)	2.5%	3,985,776	(4)	99.4%
James I. Freeman	269,255		*	—		—
H. Lee Hastings, III	5,712	(5)	*	—		—
R. Brad Martin	25,402	(6)	*	—		—
Drue Matheny	420,251	(7)	1.0%	—		—
Frank R. Mori	15,702		*	—		—
Reynie Rutledge	—		—	—		—
Warren A. Stephens	127,238	(8)	*	—		—
J. C. Watts, Jr.	2,000	(9)	*	—		—
Nick White	42,702		*	—		—
All Directors & Executive Officers as a Group (a total of 18 persons)	4,161,465	(10)	9.8%	3,985,776	(10)	99.4%

*
Denotes less than 1%

(1)
Based on information furnished by the respective individuals.

(2)
Includes nine shares owned by Mr. Connor's wife.

(3)
William Dillard, II, Alex Dillard and Mike Dillard are directors and officers of W. D. Company, Inc. and own 27.4%, 27.9% and 26.3%, respectively, of the outstanding voting stock of such company.

(4)
Includes 41,496 shares of Class A Common Stock and 3,985,776 shares of Class B Common Stock owned by W. D. Company, Inc., in which William Dillard, II, Alex Dillard and Mike Dillard are each deemed to have a beneficial interest due to their respective relationships with W. D. Company, Inc. See "Security Ownership of Certain Beneficial Holders." Alex Dillard and his wife individually own 947,522 and 36,000 shares, respectively, of Class A Common Stock. Alex Dillard also has sole voting power with respect to 84,552 shares held in trust and shared voting power with respect to 321,229 shares held in trust. Mike Dillard individually owns 556,346 shares of Class A Common Stock, is deemed to beneficially own 610 shares held in trust over which his wife has sole voting power, and he has shared voting power with respect to 321,229 shares held in trust. William Dillard, II individually owns 1,036,851 shares of Class A Common Stock.

(5)
Includes ten shares owned by Mr. Hastings' wife.

(6)
Includes 1,200 shares owned by Mr. Martin's wife. Mr. Martin was a director during fiscal 2012 but is not standing for re-election at the 2013 Annual Meeting.

(7)
Includes 150 shares owned by Mrs. Matheny's husband. Drue Matheny owns 7.3% of the outstanding voting stock of W.D. Company, Inc., but is not an officer or director. Therefore, she is not deemed to have a beneficial interest in any Dillard's, Inc. shares owned by W.D. Company, Inc.

(8)
Warren Stephens beneficially owns 5,702 shares of Class A Common Stock held in trust and controls 121,536 shares held by Stephens Investment Holdings LLC.

(9)
The shares owned by J.C. Watts, Jr. are pledged as security for a loan.

(10)
The shares in which William Dillard, II, Alex Dillard and Mike Dillard are deemed to have a beneficial interest due to their respective relationships with W. D. Company, Inc. and certain trusts have been included in this computation only once and were not aggregated for such purpose.

 PROPOSAL NO. 1. ELECTION OF DIRECTORS

        The number of directors that serve on the Company's Board is currently set at twelve but may be changed from time to time in the manner provided in the Company's by-laws. Class A stockholders are entitled to vote for the election of four Directors and Class B stockholders are entitled to vote for the election of eight Directors. Directors are to be elected at the Annual Meeting for a term of one year and until the election and qualification of their successors. Once elected, our Directors have no ongoing status as "Class A" or "Class B" Directors and have the same duties and responsibilities to all stockholders.

        The Board recommends that each nominee identified below be elected at the Annual Meeting. With the exception of Mr. Rutledge, each of the nominees is currently serving as a director of the Company and was elected at the 2012 Annual Meeting of Shareholders. The principal occupation, public company directorships held currently or during the last five years, and other background information about the nominees, including a discussion of the specific experience, qualifications, attributes, and skills of each nominee that led to the Board's conclusion that each nominee should serve as a director, is set forth below.

Class A Nominees

        Frank R. Mori, 72, has served as a Director of the Company since 2008. At all times during the last five years Mr. Mori has served as Co-Chief Executive of Takihyo, LLC, a private investment firm headquartered in New York City. Takihyo, LLC is not a subsidiary or other Affiliate of the Company. He has previously served as CEO and Director of Donna Karan International, Inc. and Anne Klein & Co., Inc. He also served on the Board of The Stride Rite Corporation until 2007. Mr. Mori offers the Board the broad knowledge and perspective of a fashion vendor combined with overseas sourcing and manufacturing experience. Mr. Mori serves on the Board's Stock Option and Executive Compensation Committee (the "Compensation Committee").

        Reynie Rutledge, 63 is the Chairman of First Security Bancorp, a financial services holding company headquartered in Searcy, Arkansas. With over 39 years of experience in banking Mr. Rutledge has been involved with all aspects of finance and management while leading First Security Bancorp to become the second largest bank holding company based in Arkansas with over $4.4 billion in assets and 70 locations throughout the state. First Security Bancorp consists of First Security Bank, First Security Crews & Associates investment banking firm, and First Security Public Finance. Mr. Rutledge is a past Chairman of the Arkansas Bankers Association and currently serves on the on the Board of Trustees of the University of Arkansas, the University of Arkansas for Medical Sciences Foundation Board and the Dean's Executive Advisory Board for the Sam M. Walton College of Business. His extensive career in commercial banking will provide insights into the credit markets for the Board.

        J.C. Watts, Jr., 55, served previously on the Board from 2003 until 2008 as a member of the Audit Committee. Mr. Watts was reappointed to the Board in August 2009. He also serves on the Boards of Directors of CSX Corporation and ITC Holdings Corp. He formerly served on the Boards of Directors of Burlington Northern Santa Fe Corporation, Clear Channel Communications, Inc. and Terex Corporation. At all times during the past five years, Mr. Watts has served as the Chairman of the J.C. Watts Companies, which provide both consulting and advocacy services. The J.C. Watts Companies are not subsidiaries or other Affiliates of the Company. Mr. Watts was elected to the U.S. Congress from the fourth district of Oklahoma in 1994. In 1998, he was elected chairman of the Republican Conference in the U.S. House of Representatives. He served for eight years on the House Armed Services Committee. He authored legislation to create the House Select Committee on Homeland Security, a committee on which he later served. He also served on the House Transportation and Infrastructure Committee as well as the House Banking Committee. He led two congressional trade missions to Africa. Watts co-authored the American Community Renewal and New Markets Act and

authored the Community Solutions Act of 2001. He also crafted legislation with Congressman John Lewis to establish a Smithsonian museum of African American history. He has served as an analyst on television news programs nationally and internationally. Mr. Watts led a U.S. delegation to Vienna, Austria, at the request of President Bush and Secretary of State Powell, to the Organization for Security and Cooperation in Europe Conference on Racism, Discrimination and Xenophobia and accompanied President Bush on his historic trip to Africa. He co-founded the Coalition for AIDS Relief in Africa and served on the Board of Africare. He has also created the J.C. and Frankie Watts Foundation to focus on urban renewal and other charitable initiatives. Mr. Watts brings to the Board not only an understanding and sensitivity to the political and cultural issues which the Company regularly faces but also a wealth of knowledge of the regulatory environment which continues to grow and affect the Company's operations. Mr. Watts currently serves on the Audit Committee.

        Nick White, 68, has served as a Director of the Company since 2008. He also serves on the Board of Directors of Pep Boys—Manny, Moe & Jack. Since 2000, Mr. White has served as President and CEO of White and Associates, an international retail solutions firm offering retail clients consulting services encompassing strategy, partnerships, logistics and concepts. White and Associates is not a subsidiary or other Affiliate of the Company. Mr. White began his retail career in 1968 with Spartan-Atlantic Department Stores while still attending college and following a tour in Vietnam with the United States Marine Corps. In 1973 he joined Wal-Mart Stores, Inc. as an Assistant Store Manager. From 1985 to 1990 he was General Manager of Sam's Clubs and in 1990 he was named an Executive Vice-President of Wal-Mart Stores, Inc. and General Manager of its Supercenter Division, positions he held until his retirement in 2000. While at Wal-Mart he served on both the Executive Committee and the Real Estate Committee. Mr. White has made significant contributions to the Board as a result of his extensive knowledge of sourcing, logistics, store operations and merchandising. Mr. White currently serves on the Compensation Committee.

Class B Nominees

        Robert C. Connor, 71, has served as a Director of the Company since 1987 and serves as Chairman of the Compensation Committee. At all times during the last five years, Mr. Connor's principal occupation is and has been a private investor for his own account. He began his banking career in Dallas, Texas at the Mercantile National Bank and was elected Vice President of the Citizens Bank of Jonesboro, Arkansas in 1970. He was elected President of The Union National Bank of Arkansas and The Union of Arkansas Corporation in 1976. He previously served on the Board of Sage Telecom in Allen, Texas. Mr. Connor's long career of leadership in the banking industry makes him particularly well suited to serve on the Compensation Committee as well as to share his knowledge and insights concerning the credit markets with the Board.

        Alex Dillard, 63, is President of Dillard's, Inc., has been a member of the Board since 1975 and serves on the Executive Committee of the Board of Directors (the "Executive Committee"). This has been his principal occupation for the last five years. Mr. Dillard has been involved in virtually every aspect of operations and merchandising for the Company for over 40 years and previously served as Executive Vice President of the Company. He has served as a board member of the University of Arkansas for Medical Sciences Foundation Fund, Philander Smith College, Union Bank and Worthen Bank in Little Rock and First National Bank of Ft. Worth, Texas. Mr. Dillard's understanding of both the merchandising as well as the operational aspects of the retail business have enabled the Board to more effectively gain a broad overview of the day-to-day processes involved in the operation of the Company.

        Mike Dillard, 61, is an Executive Vice-President of the Company and currently heads one of the largest merchandising portions of the Company's business. This has been his principal occupation for the last five years. He has been a member of the Board since 1976. Mr. Dillard has played many roles for the Company, working part-time while a student and devoting his entire professional career to

Dillard's, Inc. His understanding of the unique regional characteristics of merchandising in the many different geographic regions of the country have assisted the Board in its efforts to guide the business to meet the needs of its varied customer base.

        William Dillard, II, 68, is the Chairman of the Board and Chief Executive Officer of Dillard's, Inc. and serves on the Executive Committee. This has been his principal occupation for the last five years. He has served on the Board since 1967. Mr. Dillard has been involved in almost every aspect of the Company's operations, working part-time while in school and full-time for over 40 years. He was formerly President and Chief Operating Officer of the Company. Mr. Dillard also serves on the Boards of Directors of Acxiom Corporation and Barnes & Noble, Inc. Through his numerous years of service to the Company, Mr. Dillard possesses an unmatched knowledge of the Company's operations and the retail industry as a whole. This, combined with his service as a member of the boards of directors of other public companies, allows him to provide invaluable insight to the Board. In addition, his expertise with respect to real estate matters and store location enables him to provide the Board with leadership and insight into this critical aspect of the Company's business.

        James I. Freeman, 63, is Senior Vice President and Chief Financial Officer of the Company. This has been his principal occupation for the last five years. He has been a member of the Board since 1991 and serves on the Executive Committee of the Board. Mr. Freeman joined the Company in 1988. He entered the accounting profession in 1972. He practiced as a certified public accountant and formerly served as a member of the Management Committee of BKD, LLP, one of the largest accounting firms in the nation. As Chief Financial Officer of the Company, Mr. Freeman has extensive experience overseeing the Company's financial reporting processes, internal accounting and financial controls, and independent auditor engagements. This unique experience provides Mr. Freeman the ability to regularly advise the Board regarding current and proposed accounting issues, financial matters and regulations that affect the Company's operations.

        H. Lee Hastings, III, 58, has served as a Director of the Company since 2010. At all times during the past five years Mr. Hastings has served as President of Arkansas Bolt/ABC Logistics, a subsidiary of Hastings Holdings, Inc. Arkansas Bolt/ABC Logistics sells and imports/exports industrial fasteners and stampings throughout the world. For the last five years, Mr. Hastings has also served as President and Chief Operating Officer of Hastings Holdings Inc. This family holding company operates several subsidiaries which are engaged in real estate, beverage distribution, import/export and other businesses. For the past five years, Mr. Hastings has also been a director of another family holding company, State Holding Co. Inc., which owns and operates two banks. None of these companies or their subsidiaries are subsidiaries or other Affiliates of the Company. Mr. Hastings has extensive experience in the international import-export market and contributes valuable advice to the board with respect to the Company's international sourcing efforts. Mr. Hastings serves on the Audit Committee.

        Drue Matheny, 66, has been a member of the Board since 1994. For the last five years her principal occupation has been, and currently is, an Executive Vice-President of the Company. She is based in Ft. Worth, Texas and directs one of the largest merchandising portions of the Company. Since joining the Company in 1968, Ms. Matheny has overseen every aspect of the Company's various merchandising functions. She brings to the Board a deep understanding of the exacting tastes and preferences of the Company's customer.

        Warren A. Stephens, 56, has served as a Director of the Company since 2002. At all times during the last five years Mr. Stephens' principal occupation has been, and currently is, Chairman, President and Chief Executive Officer of Stephens Inc. Stephens Inc. is not a subsidiary or other Affiliate of the Company. In 1981, Mr. Stephens joined Stephens Inc. and, in 1986, he became President. In 2006, Mr. Stephens acquired 100 percent of the outstanding shares of Stephens Inc. Stephens Inc. focuses on investment banking, wealth management, capital management, private equity, institutional sales and trading, research, and insurance. Mr. Stephens' knowledge and understanding of sophisticated financial markets has been invaluable to the Board when dealing with a wide range of issues from investment decisions to credit and finance matters to the strategic positioning of the Company.

Information regarding the Board and its Committees

        Controlled Company.    The Company qualifies as a "controlled company" under the NYSE corporate governance rules due to the ownership by W.D. Company, Inc. of shares of Class B Common Stock allowing it to cast more than 50% of votes eligible to be cast for the election of two-thirds of the Directors of the Company. In accordance with a provision in NYSE rules for controlled companies, the Company is not required to comply with NYSE corporate governance rules that provide for (1) a majority of the Board of Directors being composed of independent directors, (2) a nominating/corporate governance committee composed solely of independent directors and (3) a compensation committee composed solely of independent directors. Notwithstanding that, all the members of the Company's Compensation Committee are independent in accordance with the NYSE corporate governance rules. This may, however, change in the future at the Company's discretion.

        Director Independence.    The Board has determined that all of the Class A nominees listed above qualify as independent persons as defined in the Company's by-laws (discussed below). In addition, the Board has determined that each of the Class A nominees, as well as Robert C. Connor and H. Lee Hastings, III, who are Class B nominees, qualify as independent directors in accordance with the NYSE corporate governance rules.

        Family Relationships.    William Dillard, II, Drue Matheny, Alex Dillard and Mike Dillard are siblings.

        Director Nominations.    As provided in the Company's by-laws, the Executive Committee of the Board of Directors is responsible for nominating individuals to stand for election at each annual meeting of stockholders. Stockholders may also nominate a director nominee pursuant to the Company's by-laws.

        The Company's by-laws provide that nominees to represent Class A stockholders on the Company's Board of Directors shall be independent persons only. For these purposes, the Company's by-laws define "independent" as a person who: (1) has not been employed by the Company or an affiliate in any executive capacity within the last five years; (2) was not, and is not a member of a corporation or firm that is one of the Company's paid advisers or consultants; (3) is not employed by a significant customer, supplier or provider of professional services; (4) has no personal services contract with the Company; (5) is not employed by a foundation or university that receives significant grants or endowments from the Company; (6) is not a relative of the management of the Company; (7) is not a stockholder who has signed stockholder agreements legally binding him to vote with management; and (8) is not the chairman of a company on which Dillard's, Inc. Chairman or Chief Executive Officer is also a board member.

        In nominating a slate of directors, the objective is to select individuals with skills and experience that can be of assistance in operating the Company's business. The following core criteria are considered in nominating each candidate:

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  Integrity.  Only persons who have demonstrated in their professional lives the highest ethical standards, maturity and responsibility will be considered.

  •
  Experience.  A director should have business experience relevant to the Company's business.

  •
  Judgment and Knowledge.  A director should have the ability to assess the Company's strategy, business plan, and key issues to evaluate the performance of management and to evaluate the Company's financial and operating reports and to provide meaningful analysis of the Company's financial position.

  •
  Time and Commitment.  Board members must have sufficient time available to become acquainted with the Company, to prepare for Board and committee meetings, and to attend meetings.

        Candidates who individually possess knowledge, experience and skills in at least one of the following are sought: accounting and finance, business judgment, management, crisis response, industry knowledge or strategy and vision. Diversity is an important consideration in Board composition and is discussed as a factor in connection with each candidate. The Executive Committee has not adopted a formal policy with respect to diversity. The implementation of this consideration occurs when, in addition to the core criteria identified above, the Executive Committee informally discusses whether a potential nominee might also bring to the Board diverse life experiences and perspectives but no single factor controls the determination process. Where appropriate, discussion of diversity directly with the potential nominee may occur.

        In order for a Company stockholder to nominate an individual for election to the Board, the stockholder must provide written notice of such nomination to the Company's Corporate Secretary and the notice must be received by the Company's Secretary at the principal executive office of the Company no more than 90 days, and no less than 60 days, before the Annual Meeting. The notice must set forth as to each person whom the stockholder proposes to nominate for election or re-election as a Director, (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of the Company's Common Stock which are beneficially owned by such person and (4) any other information relating to such person that is required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including without limitation such persons' written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Such notice must also set forth the name and address, as they appear on the Company's books, of the stockholder giving the notice and the class and number of shares of the Company's Common Stock which are beneficially owned by such stockholder. In order for a Company stockholder to recommend (as opposed to nominate) a director candidate, the stockholder must provide written notice of such recommendation to the Company's Secretary at the principal executive office of the Company. The Executive Committee will consider director candidates recommended by shareholders.

        Director Meetings.    The Board of Directors met five times during the Company's last fiscal year. During the last fiscal year, all of the individuals serving as director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which they served. The Company encourages each Board member to attend the Company's annual stockholders' meeting. All individuals serving as director were in attendance at the Company's annual meeting of stockholders held on May 19, 2012.

        Executive Sessions; Presiding Director.    As required by the NYSE listing standards, our non-management directors meet in executive session at which only non-management directors are present on a regularly scheduled basis. Our non-management directors choose the presiding director by majority vote for each session. The presiding director is responsible for, among other things, presiding at the executive session of the independent directors for which he or she is chosen to serve and apprising the Chairman of the issues considered at such meetings.

        Communications with Directors.    Stockholders and other interested persons may contact individual directors, the presiding member of the non-management directors, the non-management directors as a group or the Board as a whole, at any time. Your communication should be sent to the individual Director, the "Non-Management Members of the Board of Directors," the "Presiding Member of Non-Management Directors" or the "Board of Directors," as applicable, at 1600 Cantrell Road, Little Rock, Arkansas 72201. In general, any communications delivered to the corporate office for forwarding to the Board of Directors or specified Board members will be forwarded in accordance with its instructions. However, prior to the communications being forwarded to the Board member, the Corporate Secretary reviews communications and reserves the right not to forward to Board members any inappropriate materials.

        Corporate Governance Guidelines and Code of Conduct.    The Board has adopted Corporate Governance Guidelines and a Code of Conduct that applies to all Company employees including the Company's executive officers, and, when appropriate, the members of the Board. The current version of these corporate governance documents is available free of charge on the Company's website at www.dillards.com and are available in print to any stockholder who requests copies by contacting Julie J. Bull, Director of Investor Relations, at 1600 Cantrell Road, Little Rock, AR 72201. The Company will promptly disclose to our stockholders, if required by applicable laws, any amendments to, or waivers from, provisions of the Code of Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website www.dillards.com rather than by filing a Form 8-K.

        Board Committees.    The Board of Directors has a standing Audit Committee and Compensation Committee. Each of the Audit Committee and the Compensation Committee has adopted a written charter, both of which are available on the Company's website at www.dillards.com.

        The current Audit Committee members are H. Lee Hastings, III, R. Brad Martin, Chairman, and J.C. Watts, Jr. The Board of Directors has determined that R. Brad Martin is an "audit committee financial expert" and Messrs. Hastings, Martin and Watts are independent of management in accordance with the requirements of the NYSE and the Securities and Exchange Commission ("SEC") for audit committee independence. The Board has also determined that each of Messrs. Hastings, Martin and Watts is "financially literate" within the meaning of the listing standards of the NYSE. Because Mr. Martin is not standing for re-election at the Annual Meeting, following the Annual Meeting he will no longer serve on the Audit Committee. The Board of Directors will appoint a new member to the Audit Committee to replace Mr. Martin and will designate at least one member of the Audit Committee as an "audit committee financial expert" as defined by the SEC at its next regularly scheduled meeting. The Audit Committee held thirteen meetings during fiscal 2012.

        The Compensation Committee members are Robert C. Connor, Chairman, Frank R. Mori and Nick White. The Compensation Committee held three meetings during fiscal 2012.

        Board's Leadership Structure.    Pursuant to the Company's by-laws, the principal executive officer shall be the Chairman of the Board. Accordingly, the Board has elected William Dillard, II, the Company's Chief Executive Officer, to serve as its Chairman. The Board believes that this structure is best suited to the interests of the Company and the stockholders because it enables Mr. Dillard to be personally involved in every aspect of leading the Company. The Board believes that Mr. Dillard is uniquely qualified to serve as Chairman because his extensive experience with the Company (over 40 years of service) provides him with the long-term perspective that builds stockholder value and protects the long-term interests of the stockholders. In this capacity, he sets the Board agenda, regularly communicates with the other Board members and chairs the Board meetings and the annual stockholder meeting.

        Mr. Alex Dillard, the Company's President and a fellow Board member, assists Mr. William Dillard, II in the day-to-day supervision of the Company's business, which provides other members of the management team ready access to and the benefit of their combined deep understanding of the cycles and challenges of the retail industry. The close working relationship between the CEO and the President also gives the Board and the Company's stockholders a veteran leadership team that can address issues quickly and seamlessly.

        The Company has no lead independent Director. However, the non-management directors designate one of the independent directors to preside over their executive sessions.

        Board's Role in Risk Oversight.    While the Company's management has the primary responsibility for managing risks facing the Company, the Board as a whole is actively involved in and is responsible for the oversight of risk management. The Board's primary goal is to ensure that the risk management processes designed and implemented by the Company's management are effective.

        The Audit Committee is responsible for oversight of the quality and integrity of the Company's financial statements, internal controls and compliance with legal and regulatory requirements and reviews the annual risk assessment report prepared by the Company's internal audit group which reports directly to the Audit Committee. Based on the annual risk assessment, the Audit Committee is charged with studying or investigating any matter of interest or concern that it deems appropriate that could have a material effect on the Company's financial statements. It also reviews reports describing any anonymous calls made to the Company's "Ethics Hotline," together with any other reports of disciplinary or other action taken with respect to material breaches of the Company's Code of Conduct. In its investigatory capacity, the Audit Committee has the authority to retain outside legal, accounting or other advisors, including the authority to approve the fees payable to such advisors and any other terms of retention. The Audit Committee is also given unrestricted access to the Company's internal audit group, other Board members, executive officers and independent accountants to the extent necessary to carry out its oversight responsibilities. While acting in this capacity, the Audit Committee has the full authority of the Board.

        The Compensation Committee is responsible for reviewing any risks arising from the Company's compensation policies, particularly with respect to the issue of encouraging inappropriate risk taking by executive management. In assessing compensation-related risks, the Compensation Committee may investigate any matter related thereto, is given full access to all books, records, facilities and personnel of the Company and, when appropriate, may hire outside legal, accounting or other experts or advisors to assist the Compensation Committee with its work.

        The Board's administration of its risk oversight function has not specifically affected the Board's leadership structure. The Board believes that its current leadership structure is conducive of and appropriate for its oversight of risk management.

2012 Director Compensation

        During fiscal 2012, non-management Directors received an annual cash retainer of $75,000 as well as 1,500 restricted shares of the Company's Class A Common Stock. The restricted shares vest six months after their issuance. Committee chairmen received an additional annual cash retainer of $25,000. Employee Directors are not compensated for their service on the Board or attendance at Board meetings.

        The following table summarizes the compensation paid by the Company to non-management Directors for the fiscal year ended February 2, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Robert C. Connor	$100,000	$97,913	$—	$—	$—	$—	$197,913
R. Brad Martin	100,000	97,913	—	—	—	—	197,913
Frank R. Mori	75,000	97,913	—	—	—	—	172,913
H. Lee Hastings, III	75,000	97,913	—	—	—	—	172,913
Warren A. Stephens	75,000	97,913	—	—	—	—	172,913
J.C. Watts, Jr.	75,000	97,913	—	—	—	—	172,913
Nick White	75,000	97,913	—	—	—	—	172,913

(1)
The amounts in the "Stock Awards" column represent the grant date fair value of the annual stock award made in fiscal 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC Topic 718"), and is equal to the closing market price of 1,500 shares on the date of grant. All grants of restricted shares were vested as of February 2, 2013.

Board Recommendation

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SLATE OF DIRECTORS NOMINATED BY THE BOARD. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. Management does not know of any nominee who will be unable to serve, but should any nominee be unable or decline to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion and Analysis ("CD&A") provides information regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer and the three most highly compensated other executive officers in fiscal 2012. These individuals are referred to as "named executive officers" or "NEOs". This section should be read in conjunction with the detailed tables and narrative descriptions under the section titled "Executive Compensation" in this Proxy Statement.

Compensation Philosophy

        The core elements of our compensation philosophy are to align each executive's compensation with the Company's short-term and long-term performance, promote a pay-for-performance culture and provide compensation and incentives needed to attract, retain and motivate key executives who are crucial to the Company's long-term success. We seek to implement our philosophy by following three key principles:

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  Providing compensation opportunities that are equivalent to those offered by comparable companies, thereby allowing the Company to compete for and retain talented executives who are critical to our long-term success;

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  Motivating executive officers by rewarding them for attainment of profitability of the Company; and

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  Aligning the interests of executives with the long-term interests of stockholders by awarding equity-based compensation and by offering participation in retirement, stock purchase and stock bonus plans that encourage stock ownership by our executives.

        Further details concerning how we implement our philosophy, and how we apply the above principles to our compensation program, are provided throughout this CD&A.

Elements of Compensation

        Our compensation program consists of the following elements: Base Salary, Annual Cash Performance Bonuses, Equity-Based Compensation Awards and Pension Plan Benefits. We choose to pay each separate element with the intent of rewarding behaviors believed to be beneficial to the Company and accomplishing specific purposes, as described below. Within each element of compensation (other than those based on a pre-established formula), the Compensation Committee considers appropriate ranges for the amount awarded given the level of position and performance of the individual and the Company for the period under consideration.

        Base Salary is designed to:

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  Reward the competence of our executives relative to their skills, position and contributions to the success of the Company; and

  •
  Provide a level of annual cash compensation competitive with the marketplace that recognizes contributions to the overall success of the Company and provides the potential to enjoy annual increases reflecting those contributions.

        Annual Cash Performance Bonuses are designed to:

  •
  Motivate employees to assist in the attainment of profitability; and

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  Foster a pay-for-performance culture that aligns our overall compensation programs with our business strategy and rewards employees for their contributions toward our goal of increasing profitability.

        Equity-Based Compensation Awards are designed to:

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  Link compensation rewards to the creation of stockholder wealth; and

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  Encourage our management to work together in the interest of stockholders by associating a material portion of compensation with the long-term value of our common stock.

        Pension Plan Benefits are designed to:

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  Provide competitive incentives to our executive officers to focus on long-term success of the Company; and

  •
  Provide a secure retirement after a long and productive career with the Company.

        The Compensation Committee believes that the combination of these elements provides an appropriate mix of fixed and variable pay which balances short-term operational performance with long-term stockholder value. The Committee also believes that our compensation program enables us to reinforce our pay-for-performance philosophy as well as strengthen our ability to attract and retain highly qualified executives by providing benefits equivalent to those offered by our leading competitors.

Allocation of Total Direct Compensation

        The table below illustrates the allocation of total direct compensation for each NEO in fiscal 2012. Base salary, annual cash performance bonuses, equity-based compensation awards and other compensation (consisting of perquisites, insurance premiums and retirement benefits) comprise each NEO's total direct compensation. Total direct compensation is different from the "Total Compensation" column of the Summary Compensation Table appearing on page 24 in that it excludes changes in pension value. We disclose the allocation of total direct compensation to provide insight into the Compensation Committee's decision-making process when establishing NEO compensation. As shown in the table, a greater portion of total direct compensation paid to Messrs. William Dillard, II and Alex Dillard, our chief executive officer and president, respectively, was performance based than that of the other NEOs. The Compensation Committee does not consider changes in pension value when establishing NEO compensation because it is earned each year based on a pre-established formula set forth in the Company's pension plan relating to compensation previously received by an NEO and the NEO does not receive the amount until after retirement from the Company. As such, the amounts are excluded from the table below.

NEO	Base Salary	Annual Cash Performance Bonuses	Equity-Based Compensation Awards	All Other Compensation
William Dillard, II	19.4%	61.4%	14.0%	5.2%
Alex Dillard	18.9%	61.9%	14.1%	5.1%
Mike Dillard	28.7%	55.3%	10.3%	5.7%
Drue Matheny	28.9%	55.8%	10.3%	5.0%
James I. Freeman	28.5%	56.2%	10.4%	4.9%

How We Determine Compensation

        Role of the Compensation Committee.    The Compensation Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. In carrying out this function, the committee strives to ensure that total compensation paid to executive officers is fair, reasonable and competitive.

        The Compensation Committee regularly reviews and evaluates:

  •
  our compensation program to ensure that it: (1) promotes our ability to attract and retain qualified management personnel by providing compensation that is competitive relative to that paid by our competitors; and (2) fosters a pay-for-performance culture providing executives with the opportunity to increase their level of overall compensation based on the financial performance of the Company;

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  compensation packages and amounts paid by our primary competitors and other family-founded and family-managed companies; and

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  individual performance to ensure that employees are rewarded for their contributions to Company goals and stockholder value.

These evaluations, along with the independent judgment exercised by members of the Compensation Committee, guides the committee's decisions in structuring compensation elements, determining compensation amounts, allocating between long-term and currently paid compensation and allocating between cash and non-cash amounts. The Compensation Committee also takes into account how competitive pressures and economic conditions over which our executive officers may have little or no control can have a negative impact on the Company's financial performance.

        Role of Executive Officers in Compensation Decisions.    Our chief executive officer, president and chief financial officer each provide input to the Compensation Committee regarding Company and individual performance. However, the Compensation Committee exercises complete discretion in making all compensation decisions regarding cash compensation and equity awards for all of our executive officers.

        Role of Comparable Company Analysis in our Compensation Decisions.    In order to develop a competitive compensation package for our executive officers, the Compensation Committee compares our compensation package with those of a comparison group of companies. The comparison group is composed of department stores, specialty stores and other public companies that were family-founded and continue to be family-managed. A complete listing of the companies in the comparison group appears below:

Abercrombie & Fitch Co.	The McGraw-Hill Companies, Inc.	Stein Mart, Inc.
Aeropostale, Inc.	The Men's Wearhouse, Inc.	The Bon Ton Stores, Inc.
Chico's FAS, Inc.	Nordstrom, Inc.	The Gap, Inc.
The Children's Place Retail Stores, Inc.	SAKS Incorporated	The TJX Companies, Inc.
J.C. Penney Company, Inc.	Shoe Carnival, Inc.	Tiffany & Co.
Macy's, Inc.	Starbucks Corporation	Wet Seal, Inc.
Williams-Sonoma, Inc.

        The Compensation Committee believes companies in the comparison group are comparable to the Company in operations, management style and culture (even though not all companies in our comparison group are included in the Standard & Poor's 500 Department Stores Index). However, the number of senior executives retained by the Company is generally lower than the number of senior executives at other companies in the comparison group, which we believe places our executive management closer in the chain of command to associates for whom they are responsible. The benefit of our structure is that we are able to effectively manage our associates without unnecessary layers of intermediate managers. The Compensation Committee believes this approach increases the demands upon the executive's time and requires a greater depth of knowledge of operations than that of his or her peers in the comparison group. Accordingly, the Compensation Committee believes that our executive officers' compensation should reflect this increased responsibility.

        While we do not specifically benchmark our compensation against companies in the comparison group, our Compensation Committee annually performs a compensation regression analysis of the compensation paid by these companies and periodically surveys the compensation practices of these companies to assess our competitiveness. The regression analysis relates each component of compensation expense to total revenue for each company in the comparison group and provides an expected level of aggregate compensation expense based on the Company's total revenue. This information is used as part of the Compensation Committee's considerations in setting compensation for our executive officers, particularly in respect of changes in base salary as discussed below. In reviewing this data, the Compensation Committee considers factors such as the relative financial performance of such companies, as well as certain other factors the Committee believes differentiate us from those companies—particularly our homogenous, unified business plan of operating virtually identical department stores primarily in the southeastern and southwestern parts of the country which we believe allows for more streamlined, cohesive operations and our flatter management structure.

        Stockholder Advisory Vote.    Our Compensation Committee recognizes the fundamental interest our stockholders have in the compensation of our executive officers. At the 2011 Annual Meeting, our stockholders approved, on an advisory basis, the compensation of our named executive officers. Based upon the results of such advisory vote and our review of our compensation policies and decisions, we believe that our existing compensation policies and decisions are consistent with our compensation philosophy and objectives discussed above and adequately align the interests of our named executive officers with the interests of our stockholders. The next stockholder advisory vote on executive compensation is scheduled to occur at the Annual Meeting of Stockholders to be held in 2014.

Specific Elements of Our Compensation Program

Base Salary

        Our executive officers receive a base salary established by the Compensation Committee on an annual basis. Base salaries are set at the discretion of the Compensation Committee and, unlike the annual cash performance bonuses and equity-based compensation awards, are not specifically related to any Company performance criteria. In establishing base salary levels, the Compensation Committee considers the aggregate compensation and benefits of the executive officers and bases any increase in salary on target salary levels established by the regression analysis of salaries paid versus total revenues for our comparison group. Adjustments to the base salary levels may also be made based on various other factors, including evaluation of the executive's level of responsibility and experience, the executive's success in achieving business results, promoting our core values and demonstrating leadership, as well as Company-wide performance.

        For fiscal 2012, the Compensation Committee set each named executive officer's base salary as follows: William Dillard, II—$950,000, Alex Dillard—$920,000, Mike Dillard—$675,000, Drue Matheny—$675,000 and James I. Freeman—$710,000. The Compensation Committee assigned higher base salary amounts to Messrs. William Dillard, II and Alex Dillard to reflect their level of responsibility and experience, the importance of their respective positions within the Company, and their ability to affect stockholder value relative to other NEOs. Fiscal 2012 base salaries for named executive officers approximated the expected level of salaries produced by our regression analysis of our comparison group.

Annual Cash Performance Bonuses

        Our compensation program includes performance bonuses payable under our Senior Management Cash Bonus Plan (the "Cash Bonus Plan") that are designed to reward executive officers based on our performance and the individual executive's contribution to that performance. Under the terms of the Cash Bonus Plan, performance bonuses may be paid only if the Company realizes positive net income before federal and state income taxes for the fiscal year, which we refer to as pre-tax income. The Compensation Committee believes that requiring a particular level of financial and operational performance before cash bonuses are earned by named executive officers furthers the Company's goal of linking pay to performance. No individual's bonus under the Cash Bonus Plan can exceed 1% of the Company's pre-tax income.

        Under the Company's Cash Bonus Plan, persons who occupy the following positions are eligible to receive bonuses:

  •
  Chief Executive Officer;

  •
  President;

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  Executive Vice Presidents; and

  •
  Senior Vice Presidents.

        From this pool of persons, the Compensation Committee, within 90 days after the start of a fiscal year and in its sole discretion, designates those individuals eligible to receive a performance bonus under the Cash Bonus Plan. In making its determinations, the Compensation Committee considers the recommendations of senior management. For example, in the past senior management has recommended that no member of senior management be eligible for a bonus under the plan because of disappointing operating results and because other employees were not awarded bonuses. In addition to the Company's performance, the Compensation Committee takes into consideration the contribution of each executive officer to the Company's performance.

        When the Compensation Committee designates the individuals eligible to participate in the Cash Bonus Plan, it also designates the maximum percentage of the bonus pool each individual will be entitled to receive. At the beginning of each fiscal year, the Compensation Committee assigns a percentage of the bonus pool to each participant, taking into consideration the individual's level of responsibility for both operating results and management of the organization. The assigned percentage could vary from year to year. The year-end amount of the individual's bonus is mathematically determined by applying this percentage to the bonus pool. In April 2012, the bonus pool for fiscal 2012 was allocated as follows: William Dillard, II—30%; Alex Dillard—30%; Mike Dillard—13%; Drue Matheny—13% and James I. Freeman—14%. The Compensation Committee assigned higher percentage amounts to Messrs. William Dillard, II and Alex Dillard to reflect their level of responsibility and ability to affect stockholder value relative to other NEOs.

        Bonuses are paid under the Cash Bonus Plan at the conclusion of the fiscal year from a bonus pool, which is equal to the sum of (x) 1 1/2% of the Company's pre-tax income for the fiscal year, plus (y) 3 1/2% of the increase in pre-tax income over the prior fiscal year. Our pre-tax income was $481,022,300 in fiscal 2012 and $401,391,300 in fiscal 2011 for an increase in pre-tax income of $79,631,000. This resulted in a total available bonus pool of $10,002,300 for fiscal 2012

        The following table sets forth for each named executive officer such officer's: (1) assigned percent allocation of the fiscal 2012 bonus pool and (2) actual bonus payment under the Cash Bonus Plan for fiscal 2012:

NEO	Assigned Percent Allocation of the Fiscal 2012 Bonus Pool	Fiscal 2012 Cash Bonus Payment under Cash Bonus Plan
William Dillard, II	30%	$3,000,700
Alex Dillard	30%	$3,000,700
Mike Dillard	13%	$1,300,300
Drue Matheny	13%	$1,300,300
James I. Freeman	14%	$1,400,300

        The Compensation Committee retains the discretion to reduce or eliminate any bonuses that might otherwise be due under the terms of the Cash Bonus Plan. In making this determination, the Compensation Committee may consider factors which are more individualized to specific circumstances that were unforeseen at the time the original allocations were made. The Compensation Committee also reserves the right to award smaller or no bonuses in order to conserve cash for operations or for other business opportunities that could either preserve or enhance stockholder value. The Compensation Committee cannot, however, increase the amounts payable under the Cash Bonus Plan. The Compensation Committee made no adjustments to the bonuses paid under the Cash Bonus Plan in fiscal 2012.

Equity-Based Compensation

        We believe equity ownership is essential in linking an executive officer's compensation to the performance of our Common Stock and stockholder gains. We also believe equity ownership is an important tool in creating incentive for sustained growth. As such, each member of our senior management team receives equity-based compensation through one or more of the following plans (each of which is discussed below): the Dillard's, Inc. Stock Bonus Plan (the "Stock Bonus Plan"), a qualified defined contribution retirement plan (the "Retirement Plan"), the Dillard's, Inc. Stock Purchase Plan (the "Stock Purchase Plan"), and the 2000 Incentive and Non-Qualified Stock Option Plan (the "Stock Option Plan").

        Equity-based compensation awarded under the Retirement Plan, Stock Purchase Plan and Stock Bonus Plan is generally established by a predetermined formula set forth in each plan that is tied directly to the aggregate amount of cash compensation (salary and cash bonus) paid to an individual. However, the Compensation Committee has the discretion to alter the awards payable under the Stock Bonus Plan. The equity-based compensation awarded under the Stock Option Plan is determined in the sole discretion of the Compensation Committee.

        Stock Bonus Plan.    The formula under the Stock Bonus Plan generally provides for an annual stock award equal to 6% of each executive's annual total cash compensation in excess of $15,000 (less applicable withholding) divided by the current fair market value per share on the date that the stock bonus is granted. The Compensation Committee has the discretion, however, to alter the awards payable under the Stock Bonus Plan. In reviewing the compensation paid in fiscal 2011, the Compensation Committee determined that, because of the formulaic and fixed nature of much of the Company's compensation program, the total compensation paid to Messrs. William Dillard, II and Alex Dillard did not adequately compensate them for the exemplary performance of the Company in fiscal 2011 or their individual contributions to that performance and resulting increase in stockholder value. As such, the Compensation Committee elected to award Messrs. William Dillard, II and Alex Dillard each a special stock bonus of shares of the Company's Class A Common Stock under the Stock Bonus Plan in consideration of their contributions to the Company's performance in fiscal 2011. These special stock bonuses were awarded in April 2012 and, under SEC rules, are reflected as fiscal 2012 compensation in the executive compensation tables.

        Retirement Plan.    The Retirement Plan permits executives to make elective contributions to the Retirement Plan of up to the lesser of $17,000 ($22,500 if the executive is at least 50 years old) or 75% of eligible pay. Company matching contributions are calculated on the eligible executive's first 6% of elective deferrals with the first 1% being matched 100% and the next 5% being matched 50%. All contributions are used to purchase Class A Common Stock at market prices.

        Stock Purchase Plan.    The Stock Purchase Plan allows executives to make contributions only to the extent they were prevented from contributing to the Retirement Plan because of nondiscrimination rules and dollar limitations of the Internal Revenue Code. Company matching contributions are calculated on the eligible executive's first 5% of elective deferrals and are matched 100%. All contributions to the Stock Purchase Plan are applied to the purchase of Class A Common Stock at market prices.

        Stock Option Plan.    Stock options may be awarded to our executive officers under our Stock Option Plan. These grants are used to provide long-term incentive compensation to our executive officers and tie their compensation directly to the market performance of our Class A Common Stock. During fiscal 2012, the Company granted no stock options because the Compensation Committee determined that the stock options granted in prior years were sufficient for both retaining and rewarding the affected personnel.

Pension Plan

        We maintain a non-qualified defined benefit pension plan (the "Pension Plan") for our executive officers. The Pension Plan provides an annual award following retirement based upon the level of each officer's salary and bonus during the officer's tenure, as well as the total years of service provided to the Company. Specifically, the award is calculated by multiplying each officer's years of service by 1.5% and multiplying the result by the average of the highest three years of each officer's "pension earnings." Pension earnings are defined as total salary plus total bonus minus the maximum wage base for FICA withholding in that year.

        The Pension Plan provides that, in the event of a change in control, the present value of the annual pension benefit determined as of the date of the change in control will be paid in a lump sum within 60 days. All employees with a benefit accrued under the Pension Plan up to the date of the change in control are eligible for a lump sum payment and no further benefits would be paid from the Pension Plan. The Company believes this feature is important in recruiting and retaining qualified executive management personnel because:

  •
  it provides for stable retirement planning;

  •
  it reduces flight risk generally associated with the inherent uncertainties surrounding a change-in-control (that in some cases might lead some officers to retire prematurely or leave the Company); and

  •
  it is consistent with provisions contained in similar plans maintained by other companies, (as reflected in published surveys).

Additional information about such lump sum payments, including how the present value would be determined and the estimated lump sum pension benefits that each named executive officer would have received if a change in control were to have occurred on the last business day of fiscal 2012 is provided below under "Potential Payments upon Termination or Change in Control".

Other Benefits

        Health Insurance.    We provide an enhanced health insurance plan to our executive officers. This plan assists our executive officers in maintaining their physical well-being so that they are able to devote their energies to the management of the Company.

        Company Aircraft.    Executive officers are allowed access to Company-owned aircraft for personal use as well as business flights. This benefit increases the level of safety and security for the executive officers and allows them to make better use of their time by being able to travel more efficiently. The Company reports imputed income to an executive officer for income tax purposes for the value of any personal use based upon the Standard Industry Fare Level (SIFL) in accordance with the Internal Revenue Code and Treasury Regulations. For purposes of the Summary Compensation Table below, the Company reports compensation for the NEOs based on the incremental cost for flights constituting personal use.

Tax Deductibility of Executive Compensation

        Within our performance-based compensation program, our goal is to compensate executive officers in a manner that is tax effective, but tax considerations do not drive compensation decisions. Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to publicly-held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the corporation's chief executive officer or to any of its other three most highly compensated officers other than chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee has historically structured executive compensation in order to preserve its deductibility under Section 162(m). The Compensation Committee reserves the right, however, to grant or approve compensation or awards that may not be deductible when it believes such compensation or awards are in the best interests of the Company and its stockholders or are necessary to assure competitive total compensation for our executive officers. In fiscal 2012, approximately $540,000 paid to NEOs was not deductible under Internal Revenue Code rules and regulations.

Other Compensation Considerations

        Severance and Change in Control Arrangements.    We have not entered into agreements or arrangements to provide severance or change-in-control payments to any of our executives, other than with respect to the Pension Plan as described above. Our past practice has not included the payment of severance to any executives.

        Compensation Recovery Policy.    The Compensation Committee does not presently have a specific policy seeking reimbursement of compensation awards but will adopt one when the NYSE adopts rules requiring such a policy as mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Until then, the Committee will evaluate on a case by case basis whether to seek the reimbursement of certain compensation awards paid to an executive officer if such executive engages in material misconduct that caused, or partially caused, a restatement of financial results. If it should ever occur, when making this determination, the Compensation Committee will likely consider the totality of the circumstances surrounding the misconduct, including the intent of the officer in engaging in the misconduct and the expense that the Company might have to incur seeking reimbursement as compared to the amount of reimbursement, and whether there were additional officers involved and, if so, the role played by the individual in the misconduct.

        Compensation Policies and Practices and Risk Management.    The Compensation Committee takes risk into consideration when reviewing and approving executive compensation and believes that the composition of total compensation should not encourage inappropriate or excessive risk-taking. The Company monitors the risk associated with its compensation program for all employees, including NEOs, the components of its compensation program and individual compensation decisions, on an ongoing basis. This ongoing assessment includes (1) consideration of the primary design features of the Company's compensation plans and the process to determine incentive compensation eligibility and grant awards for employees and (2) analysis of how those features could encourage or mitigate risk-taking. The Company believes that its compensation policies and practices for all employees, including NEOs, do not create risks that are reasonably likely to have a material adverse effect on the Company.

 Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement and in the Company's annual report on Form 10-K for the year ended February 2, 2013.

The Compensation Committee
Robert C. Connor, Chairman Frank R. Mori Nick White

 EXECUTIVE COMPENSATION

        The following table summarizes the total compensation earned or paid to our Named Executive Officers during fiscal years 2012, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation ($)(3)		All Other Compensation ($)(6)	Total Compensation ($)
William Dillard, II	2012	$950,000	—	$686,491	—	$3,000,700		(4)	$253,303	$4,890,494
Chief Executive Officer	2011	$900,000	—	$602,205	—	$3,248,100	$6,830,200		$216,338	$11,796,843
	2010	850,000	—	454,235	—	2,640,000		(5)	110,525	4,054,760
Alex Dillard	2012	920,000	—	682,776	—	3,000,700		(4)	246,257	4,849,733
President	2011	870,000	—	598,974	—	3,248,100	7,815,040		208,838	12,740,952
	2010	800,000	—	448,731	—	2,640,000	815,570		110,176	4,814,477
Mike Dillard	2012	675,000	—	242,710	—	1,300,300		(4)	134,798	2,352,808
Executive Vice President	2011	650,000	—	70,805	—	1,407,500	3,888,340		127,989	6,144,634
	2010	630,000	—	36,404	—	1,347,000	431,499		87,980	2,532,883
Drue Matheny	2012	675,000	—	240,737	—	1,300,300		(4)	116,301	2,332,338
Executive Vice President	2011	620,000	—	69,005	—	1,407,500	5,529,710		106,786	7,733,001
	2010	600,000	—	34,569	—	1,347,000	512,220		66,785	2,560,574
James I. Freeman	2012	710,000	—	258,904	—	1,400,300	2,683,659		120,656	5,173,519
Senior Vice President and	2011	675,000	—	71,347	—	1,515,800	2,753,483		114,720	5,130,350
Chief Financial Officer	2010	640,000	—	36,404	—	1,451,000	496,960		76,352	2,700,716

(1)
Reflects the amounts awarded in fiscal 2012, 2011 and 2010 relating to stock grant awards pursuant to the Stock Bonus Plan, including the special stock bonuses in fiscal 2012, 2011 and 2010 for William Dillard, II and Alex Dillard. The amount reported in this column for each NEO reflects the aggregate fair value on the date of grant, as determined under FASB ASC Topic 718. The aggregate grant date fair value of the stock awards is calculated based on the average price of the Company's Class A Common Stock on the NYSE on the date of grant.

(2)
Reflects amounts earned by NEOs under the Company's Cash Bonus Plan. See "Compensation Discussion and Analysis" herein for a discussion of the Cash Bonus Plan for fiscal 2012.

(3)
These amounts, if any, represent the actuarial increase in the present value of the NEO's benefits under the Corporate Officers Non-Qualified Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. Interest rate assumption changes have a significant impact on the pension values with periods of lower interest rates having the effect of increasing the actuarial values reported and vice versa. The present value of accumulated benefits for fiscal 2012 reflects a discount rate of 4.0% compared to the 4.3% discount rate applicable for fiscal 2011. This discount rate change was the result of actuarial adjustments based on changes in corporate bond rates. During fiscal 2012, the assumed retirement age for certain NEOs was extended. There were no other changes in plan provisions or assumptions that affected the value. The Company does not pay "above market" interest on non-qualified deferred compensation to employees.

(4)
Pension values decreased during the year as follows:

William Dillard, II	$275,760
Alex Dillard	$3,525,820
Mike Dillard	$2,204,779
Drue Matheny	$2,847,610
(5)
Pension value decreased $824,090 for the year.

(6)
For fiscal 2012, all other compensation reflects matching contributions under Company retirement plans for the benefit of the NEOs, the incremental cost to the Company for personal use of Company aircraft by NEOs and the amount of premiums paid for health insurance for the NEOs as detailed in the table below:

	All Other Compensation
	Company Contributions to Retirement Plans	Airplane Use(a)	Insurance Premiums Paid by the Company	Total
William Dillard, II	$205,915	$21,876	$25,512	$253,303
Alex Dillard	204,415	7,299	34,543	246,257
Mike Dillard	100,255	—	34,543	134,798
Drue Matheny	100,111	2,982	13,208	116,301
James I. Freeman	107,372	—	13,284	120,656

(a)
The Company reports imputed income to an NEO for income tax purposes for the value of any personal use of Company-owned aircraft based upon the Standard Industry Fare Level (SIFL) in accordance with the Internal Revenue Code and Treasury Regulations. The amounts reported in this column reflect compensation for the executive officers based on the incremental cost for flights constituting personal use. Such aggregate incremental cost is calculated on the basis of the additional variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance and other miscellaneous variable costs, resulting from such personal use. Fixed costs, which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to trips, are excluded from the calculation of incremental cost.

2012 Grants of Plan-Based Awards

        The table below sets forth the awards granted to the NEOs during the fiscal year ended February 2, 2013 pursuant to the Cash Bonus Plan and the Stock Bonus Plan:

								All Other Stock Awards:	All Other Option Awards:
											Grant Date Fair Value of Stock and Option Awards ($)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Options Awards ($/Sh)
								Number of Shares of Stock or Units (#)(3)	Number of Securities Underlying Options (#)
Name	Grant Date	Threshold ($)	Target(1) ($)	Maximum(2) ($)	Threshold (#)	Target (#)	Maximum (#)
William Dillard, II	February 24, 2012(5)							4,256			239,968
	May 21, 2012(5)							3,000			195,825	(7)
	February 1, 2013(6)							2,939			250,698
	February 27, 2012		$3,000,700	$4,810,223
Alex Dillard	February 24, 2012(5)							4,222			238,053
	May 21, 2012(5)							3,000			195,825	(7)
	February 1, 2013(6)							2,918			248,898
	February 27, 2012		3,000,700	4,810,223
Mike Dillard	February 24, 2012(5)							2,107			118,804
	February 1, 2013(6)							1,452			123,906
	February 27, 2012		1,300,300	4,810,223
Drue Matheny	February 24, 2012(5)							2,075			117,004
	February 1, 2013(6)							1,450			123,733
	February 27, 2012		1,300,300	4,810,223
James I. Freeman	February 24, 2012(5)							2,243			126,458
	February 1, 2013(6)							1,553			132,446
	February 27, 2012		1,400,300	4,810,223

(1)
Represents awards under the Company's Cash Bonus Plan. As described in "Compensation Discussion and Analysis" section, NEOs participating in the Cash Bonus Plan receive a pre-determined share of a bonus pool generated by certain Company-based performance metrics. There are no threshold or target amounts under the Cash Bonus Plan. Because the plan does not set such amounts and because future payouts relating to an NEO's percentage share of the bonus pool is not determinable, the amounts in this column represent the actual payments made to the NEOs under awards granted during fiscal 2012.

(2)
Represents the maximum that any individual can receive under the Cash Bonus Plan, which is 1% of the Company's pre-tax income for fiscal 2012.

(3)
Reflects number of shares of stock granted before withholding applicable federal and state income tax.

(4)
The stock grant awards reflected in the table are not subject to vesting.

(5)
Reflects amounts granted to NEOs in fiscal 2012 under the Company's Stock Bonus Plan for services rendered in fiscal year 2011. Such awards are reported as 2012 compensation in the Summary Compensation Table because equity awards are reported as compensation in the year of grant (even if for services rendered prior to the fiscal year in which the actual grant occurs). For more detailed information on the Stock Bonus Plan and the special stock bonus, including a general description of the procedure and formula utilized by the Company in determining the amounts payable, see the discussion and tables in the-Equity Based Compensation portion of "Compensation Discussion and Analysis."

(6)
Reflects amounts granted to NEOs in fiscal 2012 under the Company's Stock Bonus Plan for services rendered in fiscal year 2012 and are reported as 2012 compensation in the Summary Compensation Table. For more detailed information on the Stock Bonus Plan, including a general description of the procedure and formula utilized by the Company in determining the amounts payable, see the discussion and tables in the Equity-Based Compensation portion of "Compensation Discussion and Analysis."

(7)
These amounts represent a special stock bonus awarded by the Compensation Committee under the Stock Bonus Plan relating to fiscal 2011 performance.

Outstanding Equity Awards at 2012 Fiscal Year-End

        There were no outstanding stock options or unvested stock awards held by NEOs as of February 2, 2013.

2012 Option Exercises and Stock Vested

        The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal 2012 by each of the NEOs.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William Dillard, II	500,000	$31,120,000	10,195	$686,491
Alex Dillard	500,000	31,120,000	10,140	682,776
Mike Dillard	300,000	18,802,000	3,559	242,710
Drue Matheny	300,000	18,798,000	3,525	240,737
James I. Freeman	300,000	18,012,000	3,796	258,904

(1)
The number of shares reflected as underlying Stock Awards in the table represent grants during fiscal 2012 of stock awards pursuant to the Company's Stock Bonus Plan, including the special stock bonus awarded to William Dillard, II and Alex Dillard. These awards are not subject to vesting and, accordingly, are treated in this table as having "vested" upon grant. The amounts reflected as "Value Realized on Vesting" represent the market value of the shares on the date of grant and do not reflect the withholding of a portion of the shares to satisfy income tax payment requirements.

(2)
The "Value Realized on Exercise" equals the difference between the market price of our Class A Common Stock on the NYSE on the various dates of exercise and the option exercise price, multiplied by the number of shares acquired upon exercise of stock options. Amounts in this column represent exercise of previously granted stock options and, therefore, are not deemed compensation for fiscal 2012.

2012 Pension Benefits

        The following table discloses the actuarial present value of accumulated pension benefits and other information as of February 2, 2013 for the NEOs pursuant to the Corporate Officers Non-Qualified Pension Plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
William Dillard, II	Corporate Officers Non-Qualified Pension Plan	44	$27,766,950	—
Alex Dillard	Corporate Officers Non-Qualified Pension Plan	41	20,201,430	—
Mike Dillard	Corporate Officers Non-Qualified Pension Plan	41	9,788,361	—
Drue Matheny	Corporate Officers Non-Qualified Pension Plan	44	14,218,230	—
James I. Freeman	Corporate Officers Non-Qualified Pension Plan	25	10,413,820	—

(1)
The calculation of benefits under the Pension Plan is discussed in the Pension Plan portion of the Compensation Discussion and Analysis. The methodology and material assumptions used in quantifying the present value of the accumulated benefit are disclosed in Note 8 to the audited financial statements filed in the Company's annual report on Form 10-K for the fiscal year ended February 2, 2013.

Potential Payments Upon Termination or Change-in-Control

        The Pension Plan provides for a lump sum payment to participants within 60 days of a change-in-control of the Company. For purposes of the Pension Plan, a "change in control" is deemed to occur upon the happening of any of the following: (1) any person or entity acquires more than 50% of the Class B common stock whether by direct sale, merger, consolidation, share exchange or other form of corporate reorganization, (2) a majority of the members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election or (3) any person or entity acquires more than 80% of the Company's assets. However, it will not be a "change in control" under the Pension Plan in any of the above instances if the acquirer in such transaction is either an entity controlled by the Company or controlled by the descendants of William Dillard or any spouse of any such descendants.

        For persons not yet eligible for early retirement, there is a 2 1/2% reduction in the amount of annual pension benefit for each year or partial year between the person's 65th birthday and the person's attained age on the date of the change in control. The lump sum payment is further reduced if necessary to prevent them from becoming "parachute payments" under Section 280G of the Internal Revenue Code.

        All employees with a benefit accrued under the Pension Plan up to the date of the change in control are eligible for a lump sum payment and no further benefits would be paid from the Pension Plan. The table below details the benefits that would be paid to the named executive officers, assuming a change-in-control occurred on February 2, 2013, the last business day of fiscal 2012. The lump sum payment is equal to the present value of the annual pension benefit determined as of the date of the change in control. For purposes of determining the lump sum payment, present value is determined by using the interest rate determined under Section 417(e) of the Internal Revenue Code for the month of December preceding the calendar year in which the change in control occurs and by using for post-retirement mortality the 1994 Group Annuity Reserving Mortality Table projected to 2002 based on a fixed blend of 50% of the uploaded male mortality rates and 50% of the uploaded female mortality rates.

NEO	Pension Plan Lump Sum Payment
William Dillard, II	$32,769,013
Alex Dillard	34,493,935
Mike Dillard	18,361,256
Drue Matheny	19,661,426
James I. Freeman	11,599,210

        We have not entered into agreements or arrangements to provide severance or change-in-control payments to any of our executives, other than the Pension Plan benefits described above.

 CERTAIN RELATIONSHIPS AND TRANSACTIONS

        The following list is a summary of transactions occurring since the beginning of fiscal year 2012, or that are currently proposed, (1) in which the Company was or is to be a participant, (2) where the annual amount involved exceeds $120,000, and (3) in which the Company's executive officers, directors, nominees, principal stockholders and other related parties as defined in SEC rules had or will have a direct or indirect material interest or which the Company has chosen to voluntarily disclose:

  1.
  Denise Mahaffy, a Vice President of the Company, is a sibling of William Dillard, II, Drue Matheny, Alex Dillard and Mike Dillard. For fiscal 2012, the Company paid Denise Mahaffy total salary and bonus of $650,000. During fiscal 2012, the Company also made defined contributions for the benefit of Denise Mahaffy in the amount of $59,692 pursuant to its benefit plans.

  2.
  William Dillard, III, a Vice President of the Company, is the son of William Dillard, II. For fiscal 2012, the Company paid William Dillard, III total salary and bonus of $650,000. During fiscal 2012, the Company also made defined contributions for the benefit of William Dillard, III in the amount of $60,700 pursuant to its benefit plans.

  3.
  Alexandra Dillard, a Divisional Merchandise Manager of the Company, is the daughter of Alex Dillard. For fiscal 2012, the Company paid Alexandra Dillard, total salary and bonus of $190,000. During fiscal 2012, the Company also made defined contributions for the benefit of Alexandra Dillard in the amount of $14,203 pursuant to its benefit plans.

  4.
  Annemarie Dillard, a Divisional Merchandise Manager of the Company, is the daughter of Alex Dillard. For fiscal 2012, the Company paid Annemarie Dillard, total salary and bonus of $160,000. During fiscal 2012, the Company also made defined contributions for the benefit of Annemarie Dillard in the amount of $4,638 pursuant to its benefit plans.

  5.
  During fiscal 2012, media properties owned by Stephens Media LLC received advertising fees from the Company and its affiliates of approximately $1,400,000. Warren A. Stephens, a current director and nominee for director, is a 50% owner of Stephens Media LLC.

  6.
  Warren A. Stephens indirectly owns a greater than 10% interest in SCP Halifax LLC. Media properties owned by SCP Halifax LLC received advertising fees from the Company and its affiliates of approximately $2,295,000 during fiscal 2012.

  7.
  Warren A. Stephens indirectly owns a greater than 10% interest in the Northwest Arkansas Newspaper Partnership, which, through its subsidiaries received advertising fees from the Company and its affiliates of approximately $405,000 during fiscal 2012.

  8.
  During fiscal 2012, Stephens Insurance, LLC received commissions from third parties of $1,701,000 in connection with the sale of voluntary insurance benefits to Dillard's employees. It is estimated that approximately $299,000 of this amount represents commissions from premiums paid by the Company on behalf of employee insurance programs. Stephens Insurance, LLC is wholly-owned by Warren A. Stephens.

        All related party transactions described above have been reviewed in accordance with Company policy as described below by the Board, which has determined the transactions are fair to the Company. It is the policy of the Board, which has been formally adopted in writing as a Board Resolution: (1) to require that related persons must disclose to the Board of Directors the material terms of any potential related party transaction, or any material amendment or modification of such a transaction, that may require disclosure in the proxy statement and (2) to provide that the Board of Directors establish in each individual case a group of disinterested directors with the responsibility to review such potential transaction, amendment or modification, to determine whether such transaction is fair to the Company and, if so, to approve or ratify the transaction. Due to the myriad of different situations which could present themselves to this group of directors, no specific standards to apply during review of a related party transaction have yet been developed.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, officers, and persons who beneficially own more than 10% of the Company's Class A Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of the Company.

        To the Company's knowledge, based solely on a review of copies of reports provided by individuals subject to the reporting requirements of Section 16(a) of the Exchange Act to the Company and written representations of such individuals that no other reports were required, during the fiscal year ended February 2, 2013, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except one report for J.C. Watts, Jr. listing four transactions was filed late and one report for William Dillard, II listing a gift transaction was filed late.

 AUDIT COMMITTEE REPORT

        The Audit Committee operates under a written charter adopted by the Board of Directors. Each of the members of the Audit Committee qualifies as an "independent" director under the applicable rules of the Securities and Exchange Commission and the NYSE listing standards relating to audit committees. For fiscal 2012, the Board of Directors determined that R. Brad Martin was an audit committee financial expert and was independent of management as defined by rules of the Securities and Exchange Commission. The designation as an audit committee financial expert does not impose any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed by being a member of the audit committee or board of directors. The Audit Committee held thirteen meetings during the fiscal year ended February 2, 2013.

        The Audit Committee has reviewed and discussed the audited financial statements for the year ended February 2, 2013 with management and KPMG LLP, the independent registered public accounting firm for the Company. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

        The discussions with KPMG LLP included the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Also, KPMG LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG LLP its independence. The Audit Committee also considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the auditor's independence.

        Based upon the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended February 2, 2013 for filing with the Commission.

Audit Committee of the Board of Directors,
R. Brad Martin, Chairman H. Lee Hastings, III J.C. Watts, Jr.

 PROPOSAL NO. 2. RATIFICATION OF THE SELECTION OF THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Board of Directors recommends to the stockholders that they ratify the selection by the Audit Committee of KPMG LLP ("KPMG") as the Company's independent registered public accountants for the fiscal year ending February 1, 2014. Although ratification of the Audit Committee's selection of KPMG is not required under our bylaws or other legal requirements, we are submitting the appointment of KPMG to the stockholders as a matter of good corporate practice. In the event that the stockholders fail to ratify the appointment, the Audit Committee will consider the view of the stockholders in determining its selection of the Company's independent public accountants for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of the Company and the stockholders. Representatives of KPMG are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Change in Accountants

        The Audit Committee conducted a competitive process to select a firm to serve as the Company's independent registered public accounting firm for the fiscal year ended January 28, 2012. The Audit Committee invited several firms to participate in this process, including PricewaterhouseCoopers LLP ("PwC"), the Company's independent registered public accounting firm for the fiscal years ended January 29, 2011 and January 30, 2010.

        As a result of this process and following careful deliberation, on October 6, 2011, the Audit Committee approved the engagement of KPMG as the Company's independent registered public accounting firm and dismissed PwC from that role.

Information regarding the Dismissal of PwC

        PwC's audit reports on the Company's consolidated financial statements as of and for the fiscal years ended January 29, 2011 and January 30, 2010 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the period from May 4, 2009 (the date of appointment of PwC) to January 30, 2010, the fiscal year ended January 29, 2011 and the subsequent interim period through October 6, 2011, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in connection with its report, except as discussed below.

        In January 2011, the Company formed a wholly-owned subsidiary intended to operate as a real estate investment trust ("REIT") and transferred certain properties to this subsidiary. The Company entered into this transaction in order to enhance its financial flexibility by providing additional sources of liquidity. At the time, the Company believed that a tax election might be available to the Company that would result in a taxable gain on the transfer of these properties to the REIT. The Company and PwC had different views on the financial reporting impact of this tax election. The income tax that would otherwise be payable because of the gain recognized by this election would largely be reduced by the utilization of a capital loss carryforward, that would otherwise have expired as of January 29, 2011, against a portion of the recognized gain. Because of the Company's past uncertainty regarding the incurrence of capital gain income, the deferred tax asset associated with that capital loss carryforward had been offset by a full valuation allowance since its recognition in fiscal 2005.

        PwC believed that the Company's intent to make the election represented a source of taxable income that should result in the elimination of the valuation allowance related to the amount of the capital loss carryforward that would be utilized against the capital gain, and that the elimination of such valuation allowance should be recognized in the Company's Consolidated Statement of Operations in the period in which the Company determined that it is more likely than not to make the tax election.

        The Company believed that the effect of the elimination of the valuation allowance should not result in the recognition of an immediate income tax benefit in the fiscal 2011 Consolidated Statement of Operations because it related to an intercompany transaction. The Company noted that the increase in tax basis described above was the direct result of an intercompany transaction. Because the recognition of gains on intercompany transactions is forbidden under longstanding consolidation requirements, the Company believed any effect should be deferred and recognized in its Consolidated Statements of Operations in future periods as the increased tax basis of the properties transferred produces increased depreciation deductions or increased basis deductions for assets sold. The Company was diligent in its research regarding the proper accounting for this transaction and sought guidance from the staff of the SEC regarding the appropriate accounting for this transaction. The Audit Committee has discussed the subject matter of this disagreement with PwC.

        In its Quarterly Report on Form 10-Q for the three months ended October 29, 2011, the Company disclosed that it had entered into a Closing Agreement with the IRS and made a tax election which increased the tax basis of the properties transferred to the REIT. The income tax that would otherwise be payable because of the gain recognized by this election was largely offset by utilization of the capital loss carry forward against a portion of the gain. The Company reversed the valuation allowance associated with the use of the capital loss carry forward in the three months ended October 29, 2011.

        It should be noted that at the dates of filing its annual report on Form 10-K for the fiscal year ended January 29, 2011 and its quarterly reports on Form 10-Q for the quarterly periods ended April 30, 2011 and July 30, 2011, the Company did not expect to make the election and therefore the financial statements included in those filings were not directly impacted by this matter.

        The Company authorized PwC to respond fully to any inquiries from KPMG concerning the subject matter of this disagreement.

        There were no "reportable events" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years ended January 29, 2011 and January 30, 2010, or in the subsequent interim period through October 6, 2011 except for the disagreement described above (which also constitutes an unresolved matter under Item 304(a)(1)(v)(D)(1)(ii) of Regulation S-K).

        In accordance with Instruction 2 to Item 304 of Regulation S-K, the Company furnished PwC and KPMG a copy of the disclosures required by Item 304(a) of Regulation S-K prior to the time this proxy statement was filed with the SEC. In the event that PwC or KPMG believed the disclosures were incorrect or incomplete, each was permitted to express its views in a brief statement to be included in this proxy statement. Neither submitted such a statement.

Information regarding the Engagement of KPMG

        In deciding to engage KPMG, the Audit Committee reviewed auditor independence and existing commercial relationships with KPMG, and concluded that KPMG has no commercial relationship with the Company that would impair its independence. During the fiscal years ended January 29, 2011 and January 30, 2010, respectively, neither the Company nor anyone acting on its behalf has consulted with KPMG on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K. However, during the subsequent interim period through October 6, 2011 the Company consulted with all the other "big 4" accounting firms' national offices during the audit firm selection process on the accounting issue discussed in the "Information regarding the Dismissal of PwC" section above, including KPMG.

The Company also consulted with other professional services firms with accounting expertise on this issue. Although not a formal opinion or review, KPMG indicated to the Company, orally, that a complete review of the transaction would be necessary to determine the most appropriate accounting for the transaction and that both views described above warrant consideration.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

 INDEPENDENT ACCOUNTANT FEES

        The following table summarizes the fees billed by KPMG LLP for fiscal 2012 and fiscal 2011 for audit and other related fees:

	2012	2011
Audit Fees	$1,138,000	$1,121,660
Audit Related Fees	0	0
Tax Fees	0	0
All Other Fees(1)	3,300	3,300

	$1,141,300	$1,124,960

(1)
Includes fees for license of accounting research tool.

        None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

        The policy of the Audit Committee requires it to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm. During fiscal 2012, the Audit Committee pre-approved all of the services described above under the captions "Audit Fees", "Audit Related Fees," "Tax Fees" and "All Other Fees" in accordance with this policy.

 OTHER MATTERS

        Management of the Company knows of no other matters that may come before the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Annual Meeting, it is the intention of the proxy holders to vote the Proxy in accordance with their judgment.

 STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

        The Company's 2014 Annual Meeting of Stockholders is scheduled to be held on Saturday, May 17, 2014.

        If a stockholder intends to submit a proposal to be included in the Company's proxy statement and form of proxy relating to the Company's 2014 Annual Meeting of Stockholders in accordance with SEC Rule 14a-8, the proposal must be received by the Company at its principal executive offices not later than December 6, 2013. Such proposal must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement and related form of proxy for the 2014 Annual Meeting of Stockholders.

        Under the Company's by-laws, if a stockholder intends to submit a proposal at the 2014 Annual Meeting of Stockholders, and such proposal is not intended to be included in the Company's proxy statement and form of proxy relating to such meeting pursuant to SEC Rule 14a-8, the stockholder's notice of such proposal (including certain information specified in the by-laws) must be delivered to the Company's Secretary at the principal executive offices of the Company no earlier than January 18, 2014 and no later than February 17, 2014. If a stockholder fails to submit the proposal within such time period, the proposal will not be considered at the 2014 Annual Meeting of Stockholders.

GENERAL

        The Company's annual report for the fiscal year ended February 2, 2013 is being distributed or made available, as the case may be, with this Proxy Statement but is not to be considered as a part hereof. These materials are also available at http://investor.shareholder.com/dillards/annuals.cfm.

        The Company has adopted a procedure called "householding," which the SEC has approved. Under this procedure, the Company is delivering a single copy of the proxy materials or the Notice of Internet Availability of Proxy Materials, as applicable, to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of the stockholders. Stockholders who participate in householding will continue to receive separate proxy cards. Upon request, the Company will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.

        If you are a registered holder of Common Stock and would like to either request a separate copy of the proxy materials, revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, you may do so by contacting the Company's stock transfer agent, Registrar and Transfer Company, via e-mail at info@rtco.com, by mail at 10 Commerce Drive, Cranford, New Jersey 07016-3572 or by calling 1-800-368-5948.

        Stockholders who own Common Stock in street name through a broker or other nominee should contact their brokers or nominees if they have questions, or wish either to give instructions to household or to revoke their decision to household.

        The material in this Proxy Statement under the captions "Compensation Committee Report" and "Audit Committee Report" shall not be deemed soliciting material, shall not be deemed to be filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Exchange Act.

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER WHOSE PROXY IS SOLICITED UPON WRITTEN REQUEST TO:

DILLARD'S, INC.
1600 Cantrell Road
Little Rock, Arkansas 72201
Attention: James I. Freeman,
Senior Vice President,
Chief Financial Officer

By Order of the Board of Directors
DEAN L.WORLEY Vice President, General Counsel, Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 15, 2013 for all shares related to the 401(k) Plan. All other shares reflected on this proxy card may be voted until 11:59 p.m. on May 17, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2013 for all shares related to the 401(k) Plan. All other shares reflected on this proxy card may be voted until 11:59 p.m. on May 17, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The properly executed proxy card must be received by May 15, 2013, for all shares related to the 401(k) Plan. For all other shares the properly executed proxy card must be received by May 17, 2013. DILLARD'S, INC. POST OFFICE BOX 486 LITTLE ROCK, AR 72203 M57634-P35769 DILLARD'S, INC. 1. ELECTION OF DIRECTORS For Abstain Against Class A Nominees: ! ! ! 1a. Frank R. Mori ! ! ! 1b. Reynie Rutledge ! ! ! 1c. J.C. Watts, Jr. ! ! ! 1d. Nick White The Board of Directors of the Company recommends voting FOR each of the nominees listed above. Abstain For Against ! ! ! 2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL 2013. The Board of Directors of the Company recommends voting FOR this proposal. 3. In their discretion, the proxies are authorized to consider and act upon such other business as may properly come before the meeting or any postponement or adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M57635-P35769 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Dillard's, Inc. Post Office Box 486 Little Rock, Arkansas 72203 Telephone No. (501)376-5200 The undersigned hereby appoints William Dillard, II and Dean L. Worley, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute to represent and vote, as designated on the reverse side, all the shares of the Class A Common Stock of Dillard's, Inc. held of record by the undersigned on March 21, 2013 at the annual meeting of stockholders to be held on May 18, 2013, or any postponement or adjournment thereof. To the extent that the voting of this proxy card relates to shares held through the Dillard's, Inc. Investment & Employee Stock Ownership Plan ("401(k) Plan"), by signing this proxy card, the undersigned participant hereby instructs Evercore Trust Company, N.A., Trustee for the Dillard's Stock Fund portion of the 401(k) Plan, to exercise the voting rights relating to any shares of Class A Common Stock of Dillard's, Inc. allocable to his or her account(s) as of March 21, 2013. For shares voted by mail, this instruction and proxy card is to be received by the tabulation agent (Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 15, 2013. For shares voted by phone or Internet, the deadline is 11:59 p.m. Eastern, on May 15, 2013. The Trustee will vote all shares for which specific direction is received by the deadline in accordance with such specific direction. All shares held in the 401(k) Plan for which no specific voting direction is received by the Trustee by the deadline will be voted in accordance with the Board's recommendations. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 17, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 17, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The properly executed proxy card must be received by May 17, 2013. DILLARD'S, INC. POST OFFICE BOX 486 LITTLE ROCK, AR 72203 M57636-P35769 DILLARD'S, INC. 1. ELECTION OF DIRECTORS Abstain For Against Class B Nominees: ! ! ! Abstain For 1a. Robert C. Connor Against ! ! ! ! ! ! 1b. Alex Dillard 2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL 2013. ! ! ! 1c. Mike Dillard The Board of Directors of the Company recommends voting FOR this proposal. ! ! ! 1d. William Dillard, II ! ! ! 1e. James I. Freeman 3. In their discretion, the proxies are authorized to consider and act upon such other business as may properly come before the meeting or any postponement or adjournment thereof. ! ! ! 1f. H. Lee Hastings, III ! ! ! 1g. Drue Matheny ! ! ! 1h. Warren A. Stephens The Board of Directors of the Company recommends voting FOR each of the nominees listed above. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M57637-P35769 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Dillard's, Inc. Post Office Box 486 Little Rock, Arkansas 72203 Telephone No. (501)376-5200 PROXY The undersigned hereby appoints William Dillard, II and Dean L. Worley, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute to represent and vote, as designated on the reverse side, all the shares of the Class B Common Stock of Dillard's, Inc. held of record by the undersigned on March 21, 2013 at the annual meeting of stockholders to be held on May 18, 2013, or any postponement or adjournment thereof.

QuickLinks

OUTSTANDING STOCK; VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
SECURITY OWNERSHIP OF MANAGEMENT
PROPOSAL NO. 1. ELECTION OF DIRECTORS
Board Recommendation
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Committee Report
EXECUTIVE COMPENSATION
Summary Compensation Table
CERTAIN RELATIONSHIPS AND TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
PROPOSAL NO. 2. RATIFICATION OF THE SELECTION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
INDEPENDENT ACCOUNTANT FEES
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING
GENERAL